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                                                                  EXHIBIT 10 (c)

                           MEMORANDUM OF UNDERSTANDING
      GENERAL MOTORS SERVICE PARTS OPERATION AND DELPHI AUTOMOTIVE SYSTEMS
                                   May 3, 2000

This Memorandum of Understanding is intended to summarize the mutual understanding between General Motors Service Parts Operations ("SPO"), a division of General Motors Corporation ("GM"), and Delphi Automotive Systems Corporation (together with its affiliates and subsidiaries, "Delphi") to modify the existing business relationship between Delphi and SPO in order to further establish a normalized business relationship with respect to Delphi's supply of ACDelco branded products to SPO in the United States.

Expiration of the Delphi/SPO Business Relationship Agreement

The relationship between Delphi and SPO regarding the purchase and supply of ACDelco branded products (including comparable unbranded parts sold to third parties through SPO's bulk sale programs) in the United States is currently governed by the Delphi/SPO Business Relationship Agreement effective January 1, 1998 (the "Existing Agreement"). The Existing Agreement reflects the strong relationship between SPO and Delphi as well as the evolution of the business relationship between Delphi and SPO from the previous allied partnership to today's independent business alliance.

In this regard, Delphi and SPO mutually agree that the Existing Agreement will expire at the close of business on December 31, 2000.

In addition, Delphi recognizes that SPO has invested heavily in establishing a global distribution network of business relationships that SPO maintains today with dealers and wholesale distributors, part of which facilitates the sale of Delphi's product in the U.S. under the Existing Agreement as well as prior agreements between SPO and Delphi. While Delphi is now free to sell its product in competition with SPO, Delphi recognizes that any direct sales by Delphi to this network may damage SPO's network and possibly hinder SPO's distribution of Delphi product to end users and, hence, affect SPO's disposition to continue to source product from Delphi. Therefore, Delphi agrees not to attempt to proactively sell to that distribution network.

Legacy Trademarks

As the parties have mutually agreed that the Existing Agreement will expire on December 31, 2000, neither party will be deemed to have unilaterally elected to terminate the Existing Agreement. As such, Delphi's use of assigned "Legacy Trademarks" (as defined in the Trademark and Tradename Agreement between Delphi and GM) will not be subject to the additional twelve (12) month use restriction provided under Section 2(a)(ii) of the Trademark and Tradename Agreement. However, Delphi hereby agrees to continue the use restriction for an additional six (6) months until July 1, 2001. That is, until July 1, 2001, the Legacy Trademarks will be used by Delphi only in relation to its OEM business and will always be used in association with the "Delphi" trademark and tradename.

Separate Product Line Supply Agreements

Following expiration of the Existing Agreement, Delphi`s supply to SPO in the United States of ACDelco branded products will be governed by the terms and conditions of separate written purchase orders and/or supply agreements and encompass a continuous and on going relationship between Delphi and SPO for each of Delphi's divisional product lines, attachment "A" (collectively, the "Supply Agreements).

Consistent with established purchasing practices and business timing cycles, the parties will negotiate in good faith and use their best efforts to finalize the Supply Agreements no later than August 1, 2000. A Supply Agreement Committee with two members from SPO and two members from Delphi will be


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                                                                  EXHIBIT 10 (c)

                           MEMORANDUM OF UNDERSTANDING
      GENERAL MOTORS SERVICE PARTS OPERATION AND DELPHI AUTOMOTIVE SYSTEMS
                                   May 3, 2000

named to mediate any instances where the Delphi Division and SPO cannot agree on the Supply Agreement.

Unless otherwise mutually agreed in writing by both parties, each of the Supply Agreements will be consistent with, and governed by, the following provisions:

         (i) Unless otherwise mutually agreed, the term of each Supply Agreement will be for an initial period of three (3) calendar years starting with calendar year 2001 (i.e., calendar years 2001 - 2003) and will continue thereafter until either party elects to terminate the Supply Agreement, in whole or in part, by giving twelve (12) months advance written notice to the other party, provided that no such termination shall be effective prior to January 1, 2004.

         (ii) Pricing for each product (other than prices for unbranded product sold through SPO's bulk sale programs) during the term of the Supply Agreement will be based on existing calendar year 2000 pricing subject to mutually agreed upon market based pricing adjustments. These market based pricing adjustments will be negotiated in good faith consistent with SPO's established worldwide purchasing procedures. Unless the parties mutually agree on market based pricing adjustments for any particular product, the pricing for such product will (a) remain at then current pricing or (b) until SPO executes section (ix) of this Memorandum of Understanding.

         (iii) Delphi will provide customary engineering and other product support/services with respect to each product, and SPO will compensate Delphi for any such additional support/services to the extent mutually agreed upon by the parties

         (iv) Delphi will supply SPO with a baseline annual volume range of each product (by part number or product group including Bulk sales) for each calendar year (or other mutually agreed upon 12 month period) during the term of the Supply Agreement (in each case, "Annual Baseline Volume Range"). Unless otherwise agreed in writing by the parties, the Annual Baseline Volume Range of each product (by part number or product group) for each calendar year (or other mutually agreed upon 12 month period) during the term of the Supply Agreement will be equivalent to actual firm orders for such products placed by SPO in the normal course of business during the prior calendar year (or other mutually agreed upon prior 12 month period) minus ten percent (10%) and plus ten percent (10%), provided, however, that the upper end of the Annual Baseline Volume Range will not exceed the applicable GM Maximum Capacity Requirements (MCR) for such product or, if there is no applicable MCR, Delphi's then current maximum manufacturing capacity for such product. Delphi and SPO will make reasonable best efforts to resolve any capacity and order schedule conflicts in the best interest of each party.

         (v) At mutually agreed upon regular intervals during each annual period (but in no event less than quarterly), SPO's actual firm orders for each product (by part number or product group) will be evaluated and compared to the applicable pro rated Annual Baseline Volume Range (taking into account forecasted variances in order schedules due to seasonal or promotional programs). In the event that SPO has not at that time actually placed firm orders on the terms set forth in the Supply Agreement that are within such pro rated Annual Baseline Volume Range, Delphi and SPO will promptly discuss the situation and seek to mutually agree upon a revised forecast and order schedule for the remainder of the applicable annual period. If, based on such revised forecast and order schedule, SPO is not expected to place firm orders within the Annual Baseline Volume Range on an annualized basis, Delphi shall be allowed to the extent permitted under GM's standard purchase order terms and conditions, to sell any anticipated excess annual capacity (i.e., the difference between such pro rated Annual Baseline Volume Range for the remaining annual period and SPO's anticipated firm order volumes for such remaining period) to third parties, other than original equipment uses by competitors of GM in the manufacture and sale of completed motor vehicles, at prices and on such




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                                                                  EXHIBIT 10 (c)

                           MEMORANDUM OF UNDERSTANDING
      GENERAL MOTORS SERVICE PARTS OPERATION AND DELPHI AUTOMOTIVE SYSTEMS
                                   May 3, 2000

terms determined solely by Delphi, provided, however, that Delphi, must first offer SPO the right to purchase such product at the pricing and on the terms set forth in the applicable Supply Agreement, which right must be exercised by SPO within thirty (30) days of written notice from Delphi.



         (vi) If SPO does not place firm orders for any products in the normal course of business during any annual period within the applicable Annual Baseline Volume Range, Delphi and SPO will promptly discuss any factors that resulted in such shortfall and, as appropriate, seek during the following sixty
(60) day period to re-negotiate the Annual Baseline Volume Range and/or pricing and other supply terms for such products in a manner which is in the best interests of each party.

         (vii) SPO will measure Delphi's performance under the Supply Agreements (such as product quality, on time delivery, service level, etc.) and apply risk/reward bonuses and penalties based on mutually agreed annual forecast and schedules, all consistent with SPO's standard business practices with its other aftermarket suppliers.

         (viii) Starting October 1, 2000 and on October 1 of each subsequent year, SPO will provide Delphi with a forecast of annual volumes for the following calendar year (or other mutually agreed upon annual period) for each product (by part number or product group). In addition, SPO will provide firm order schedules to Delphi for each product (by part number or product group) based on mutually agreed upon manufacturing lead times. SPO will update its annual volumes forecast and order schedules on a monthly basis and will provide appropriate advance notice to Delphi of any seasonal and/or promotional programs based on mutually agreed upon manufacturing lead times.

         (ix) If, in the opinion of SPO, a product does not remain competitive in terms of technology, design (i.e., fit, function, performance and durability), service, quality and price with like products available from another supplier, SPO will notify Delphi in writing of the area(s) in which any other same or similar product offered by another supplier on similar volume and supply terms is more competitive (the "SPO Notice"). If, within ninety (90) days of its receipt of the Notice, Delphi does not agree to sell any product at a comparable price and with comparable technology, design (i.e., fit, function, performance and durability), service, and quality, SPO may elect to terminate the Supply Agreements with respect to any such product effective fifteen (15) months following Delphi's receipt of the SPO Notice.

         (x) Delphi will have the right to terminate the Supply Agreements early with respect to any product if Delphi exits the business of producing such product group (by divestiture or otherwise) upon timely advance written notice to SPO and in a manner that is consistent with the provisions of the Existing Agreement, which will include, but are not limited to, bridge runs of up to six months and joint cooperation between Delphi and SPO to develop viable bid packages, or as otherwise mutually agreed upon by the parties.

         (xi) The Supply Agreement will incorporate by reference GM's standard purchase order terms and conditions, provided, however, that the specific terms of the Supply Agreements will control in the event of any inconsistency with such standard terms.

         (xii) Delphi will make new technology with respect to aftermarket products available to SPO on terms which are no less favorable than those offered to Delphi's other customers taking into consideration volume and length of contract. Delphi and SPO agree to work together in good faith to mutually resolve any issues that may arise regarding capacity constraints on new technology, with terms no less favorable than those offered to Delphi's other customers.




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                                                                  EXHIBIT 10 (c)

                           MEMORANDUM OF UNDERSTANDING
      GENERAL MOTORS SERVICE PARTS OPERATION AND DELPHI AUTOMOTIVE SYSTEMS
                                   May 3, 2000

Sales to Third Parties

Bulk sales of unbranded product to third parties through, or coordinated by, SPO will be at prices and on terms mutually agreed upon by SPO and Delphi.





OE Service Parts

The parties acknowledge and agree that neither this Memorandum of Understanding nor the Existing Agreement governs instances where Delphi, as the supplier to GM of original equipment ("OE") production parts, also supplies corresponding GM OE service parts to SPO directly or through a bulk sales program (such parts are referred to as "GM OE Service Parts" regardless of whether such parts are branded as GM Parts, ACDelco Parts, or otherwise). In such cases, Delphi's supply obligations (including pricing and duration of production responsibility) for such GM OE Service Parts will be governed by the applicable terms of the underlying purchase order or other supply contract between Delphi and GM pertaining to such OE production parts. Accordingly, any ability of Delphi to sell GM OE Service Parts directly to third parties (including so-called bulk sales) will be governed by the terms and conditions of the applicable purchase order or other supply contract between Delphi and GM and the Component Supply Agreement between Delphi and GM dated January 1, 1999.

SPO Business Plan

Starting July 1, 2000 and on July 1 of each subsequent year, SPO will develop and present to Delphi a business plan (volume or dollar based) for the subsequent three calendar years (the "Business Plan") with respect to all products to be purchased from Delphi during such three-year period, in each case by product group. Within sixty (60) days following receipt of the Business Plan, Delphi will notify SPO of any anticipated exceptions to its ability to support such Business Plan.

With respect to any proprietary Business Plan volumes disclosed by SPO to Delphi, Delphi will protect such information from disclosure to third parties using the same standard of care that Delphi uses to protect its own similar proprietary information. In addition, Delphi will establish and maintain an appropriate internal "firewall" to assure use of such proprietary information is only in connection with manufacturing capacity planning related to Delphi's business relationship with SPO.


Agreed To:


General Motors Corporation, acting         Delphi Automotive Systems Corporation
by and through its Service Parts
Operations Division

By:                                        By:
   ---------------------------------          ----------------------------------
       Robert J. McCabe                          Dave B. Wohleen
       General Director, Finance                 Executive Vice President






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                                                                  EXHIBIT 10 (c)

                           MEMORANDUM OF UNDERSTANDING
      GENERAL MOTORS SERVICE PARTS OPERATION AND DELPHI AUTOMOTIVE SYSTEMS
                                   May 3, 2000



                                  Attachment A

                                  Product Lines


1.       Suspension

2.       Brakes

3.       Wire & Cable

4.       Plugs

5.       Filters

6.       Fuel Pumps

7.       Batteries

8.       Steering Gears & Pumps (production and re-manufactured)

9. Air Conditioning Components (Heater Cores, Evaporators, Condensers, Compressors & Switches)

10.      Radiators

11.      Emissions & Fuel Injection

12.      Lifters

13.      Ignition & Switches

14.      Starters & Alternators (production and re-manufactured)







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